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Exhibit 21.1

PES LOGISTICS PARTNERS, L.P.
Subsidiaries of the Registrant

Company Name	State of Incorporation/Formation
North Yard Logistics, L.P.	Delaware
North Yard GP, LLC	Delaware

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  Exhibit 21.1
PES LOGISTICS PARTNERS, L.P. Subsidiaries of the Registrant